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                                                                    Exhibit 8.1


                                 April 21, 1997



World Omni Lease Securitization L.P.
6150 Omni Park Drive
Mobile, Alabama 36609



        Re:   World Omni 1997-A Automobile Lease Securitization Trust
              -------------------------------------------------------


Dear Sirs:

        We have acted as special federal income tax counsel to World Omni Lease Securitization, L.P. (the "Transferor") in connection with the filing of a Registration Statement on Form S-1 (File No. 333-21917) with the Securities and Exchange Commission (the "Commission") on February 18, 1997, as amended by Amendments No. 1, No. 2 and No. 3 thereto filed with the Commission (such registration statement, together with the exhibits and any amendments thereto, the "Registration Statement"), including a form of prospectus contained therein (the "Prospectus"), relating to the offering of approximately $250,000,000 aggregate principal amount of World Omni 1997-A Automobile Lease Securitization Trust __% Automobile Lease Asset Backed Certificates, Class A-1 (the "Class A-1 Certificates"), approximately $290,000,000 aggregate principal amount of World Omni 1997-A Automobile Lease Securitization Trust __% Automobile Lease Asset Backed Certificates, Class A-2 (the "Class A-2 Certificates"), approximately $290,000,000 aggregated principal amount of World Omni 1997-A Automobile Lease Securitization Trust __% Automobile Lease Asset Backed Certificates, Class A-3 (the "Class A-3 Certificates") and approximately $277,297,857 aggregated principal amount of World Omni 1997-A Automobile Lease Securitization Trust __% Automobile Lease Asset Backed Certificates, Class A-4 (the "Class A-4 Certificates" and, together with the Class A-1 Certificates, the Class A-2 Certificates and the Class A-3 Certificates, the "Certificates") to be issued pursuant to a Securitization Trust Agreement dated as of April 1, 1997 (the "Securitization Trust Agreement"), between the Transferor and First Bank National Association, as trustee (the "Trustee").

        As such counsel, we have reviewed the Registration Statement, the Prospectus, the form of the Securitization Trust Agreement filed as an exhibit to the Registration Statement, the forms of the Certificates included in the Securitization Trust Agreement and such agreements, instruments, certificates and other documents as we have deemed necessary for the purposes of this opinion. In addition, we have examined such questions of law as we have deemed necessary for purposes of this opinion.
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        We have advised the Registrant with respect to material federal income tax consequences of the proposed issuance of the Certificates. This advice is summarized under the headings "Summary -- Tax Status" and "Material Income Tax Considerations -- Federal Taxation" in the Prospectus. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those material federal income tax consequences that are discussed, in our opinion the description is accurate in all material respects.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name under the headings "Material Income Tax Considerations -- Federal Taxation" and "Legal Matters" in the Prospectus, without implying or admitting that we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.


                                                Very truly yours,




                                                /s/ Brown & Wood LLP